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------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         -----------------------------
FORM 3                                     Washington, D.C. 20549                                       OMB APPROVAL
------                                                                                                  OMB Number:       3235-0104
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                      Expires: September 30, 1998
                                                                                                        Estimated average burden
                                                                                                        hours per response......0.5
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            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of Reporting Person*  2. Date of Event              4. Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)              DirectPlacement, Inc. (DPLM.OB)

   Hill, III   Raymond      A.               12/31/01
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   (Last)      (First)   (Middle)                                       5. Relationship of Reporting       6. If Amendment, Date of
                                                                           Person(s) to Issuer                Original
    c/o DirectPlacement, Inc.                                              (Check all applicable)             (Month/Day/Year)
        3655 Nobel Drive
            Suite 540
------------------------------------------------------------------------   [X] Director    [X] 10% Owner   7. Individual or Joint/
            (Street)                      3. IRS Identification                                               Group Filing (Check
                                             Number of Reporting           [ ] Officer     [ ] Other          Applicable Line)
                                             Person, if an entity              (give title     (Specify
   San Diego   California  92122             (voluntary)                        below)          below)
----------------------------------------                                                                      [X] Form filed by One
   (City)       (State)     (Zip)                                                                                 Reporting Person
                                                                                                              [ ] Form Filed By
                                                                                                                  More Than One
                                                                                                                  Reporting Person


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                                      Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security                      2. Amount of Securities       3. Ownership Form:                 4. Nature of Indirect
   (Instr. 4)                                Beneficially Owned            Direct (D) or                      Beneficial Ownership
                                             (Instr. 4)                    Indirect (I)                       (Instr. 5)
                                                                           (Instr. 5)
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Common Stock, par value $.0001 per share        5,145,000                       D
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 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                              (Over)
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FORM 3 (continued)
         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative   2. Date Exercisable   3. Title and Amount of Securities   4. Conversion or   5. Ownership   6. Nature of
   Security                 and Expiration        Underlying Derivative Security      Exercise Price     Form of        Indirect
   (Instr. 4)               Date                  (Instr. 4)                          of Derivative      Derivative     Beneficial
                            (Month/Day/Year)                                          Security           Security:      Ownership
                                                                                                         Direct (D)     (Instr. 5)
                                                                                                         or Indirect
                                                                                                         (I) (Instr. 5)

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                          Date    Expiration      Title                   Amount
                          Exer-   Date                                      or
                          cisable                                         Number
                                                                        of shares
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Explanation of Responses:


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
**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         /s/ RAYMOND A. HILL                 December 31, 2001
       78ff(a).                                                                -------------------------------     -----------------
                                                                               **Signature of Reporting Person            Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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